EXHIBIT 99.1

News

MGE Energy Increases Dividend for 34th Consecutive Year

Company has paid cash dividends for more than 100 years

Madison, Wis., Aug. 21, 2009—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend to $0.3684 per share on the company's common stock. The dividend is payable Sept. 15, 2009, to shareholders of record Sept. 1, 2009. With this increase, the new dividend is equivalent to an annual rate of $1.4736 per share.

"MGE Energy is one of only 58 U.S. companies that have paid annual dividends for more than 100 years," said Gary J. Wolter, MGE Energy's chairman, president and CEO.

The company has increased its dividends annually for the past 34 years. MGE Energy is listed as a "Dividend Achiever" by Mergent, Inc., a financial information publisher for more than a century. Just 10% of all dividend-paying companies meet the Mergent test of increasing dividends annually for at least 10 years.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 137,000 customers in Dane County, Wis., and purchases and distributes natural gas to 141,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com